Exhibit 99.1

References to the following terms in this Exhibit 99.1 will have the meanings specified below, unless the context otherwise requires:

•	references to “Macy’s,” the “Company,” “we,” “us” or “our” mean Macy’s, Inc. and its subsidiaries;

•	references to the “Reorganization” mean the corporate reorganization of MRH and certain of its subsidiaries that is anticipated to involve the migration of MRH from a New York corporation to an entity governed by the laws of the state of Ohio;

•	references to “Revolving Credit Facility” mean a certain credit agreement, under which Macy’s, MRH and certain of its subsidiaries are borrowers or guarantors, dated as of May 9, 2019 (as amended, supplemented and otherwise modified), with Bank of America, N.A., as administrative agent, and the lenders and other persons party thereto, which provides for revolving credit borrowings and letters of credit in an aggregate amount not to exceed $1,500 million; and

•	references to the “ABL Credit Facility” mean a certain asset-based credit agreement, under which Macy’s newly formed wholly-owned subsidiary, Macy’s Inventory Funding LLC and its parent, Macy’s Inventory Holdings LLC, will be a borrower, with Bank of America, N.A., as administrative agent and collateral agent, and the lenders and other persons that will be party thereto, which we anticipate will provide for (i) a revolving credit facility (the “Revolving ABL Facility”), including a swingline sub-facility and a letter of credit sub-facility, and (ii) a bridge revolving credit facility of up to $300 million (the “Bridge Facility”).

Recent Developments

COVID-19

The global crisis resulting from the COVID-19 pandemic has had and continues to have a substantial impact on the Company’s business. As the pandemic spread throughout the United States, businesses as well as federal, state and local governments implemented significant actions to attempt to mitigate this public health crisis. In response, all of our stores had previously been closed to the public since March 18, 2020, with limited store operations to fulfill online orders. With the lifting of restrictions across the United States, we have begun to reopen our stores gradually on a limited basis, starting with the reopening of 68 stores on May 4, 2020. In the stores we have reopened, we have seen greater demand than we expected, with demand averaging approximately 50% compared to 2019 levels. While we continue to work through our excess inventory, we expect that gross margins in fiscal 2020 relative to the prior fiscal year will be lowest in the second quarter, with sequential improvement going forward. While our digital business remained open during this period and online demand has been resilient and is expected to be a driver of growth going forward, we have lost the substantial majority of our sales due to the store closures. Because the COVID-19 situation is ongoing and because the duration and severity of the pandemic and its negative impact on the U.S. and global economies are unclear, it is difficult to forecast any impacts it will have on our future results. We currently expect that the COVID-19 outbreak will impact our financial performance for the 13 week period ending August 1, 2020 more significantly than it impacted the 13 week period ended May 2, 2020. With the spread of COVID-19 throughout the United States, we expect the outbreak and its effects to continue to have a significant adverse impact on our business, financial condition and results of operations for the duration of the pandemic and, if the subsequent economic recovery is slow and gradual, throughout substantial portions of that recovery. The longer our stores remain closed to the public or are only able to open on a limited basis, the greater impact it will have on our results of operations and financial condition, and if most of our physical locations remain closed to customers for an extended period of time, our financial situation could become distressed.

The Company took several steps in an abundance of caution to proactively strengthen its financial flexibility and navigate through the COVID-19 situation. Specifically, the Company:

•	suspended its quarterly dividend beginning in the second quarter of 2020;

•	drew down $1,500 million under its Revolving Credit Facility in March 2020;

•	temporarily froze capital expenditures for 2020 and now only expects to spend approximately $450 million rather than the previously expected $1,000 million on capital expenditures for 2020;

•	reduced discretionary operating expenses;

•	cancelled some orders and extended the terms for payment of goods and services where possible;

•	delayed payment of real estate taxes, common area maintenance costs at its properties, and payment for certain work at its properties where possible;

•	furloughed a majority of its workforce, with the expectation that they will return on a staggered basis as business resumes;

•	reduced pay for all employees at the director-level and above that have not been furloughed; and

•	is not paying cash compensation to its Board of Directors and Chief Executive Officer for the duration of the COVID-19 crisis.

We have a deliberate and safety focused store reopening strategy. As of May 22, 2020, we had approximately 270 stores open to the public. The decision to reopen a store is based on the following:

•	relevant state retail ordinances have been lifted for reopening;

•	health and safety minimum standards are in place, with a goal of exceeding those standards when possible;

•	ability to drive sales and contribute to cash flow upon reopening;

•	alternative store formats have been considered (such as curbside pickup); and

•	people recall strategy is activated and store has minimum viable staffing for reopening.

As of May 2, 2020, we had approximately $1,523 million, and as of May 22, 2020, we had greater than $1,500 million, of cash and cash equivalents, as the strength of our digital sales, together with borrowings under our credit facilities, extended payment terms and inventory reductions, largely offset our cash outflows. Upon the completion of this offering as well as our entry into an asset-based credit agreement, we expect to have sufficient liquidity to resolve our accrued payables obligations not otherwise renegotiated, fund operations, and retire upcoming debt maturities in fiscal 2020 and fiscal 2021.

The Company is unable to accurately predict the impact that COVID-19 will have on its operations going forward due to:

•	uncertainties that will be dictated by the length of time that such disruptions continue;

•	uncertainties regarding when the Company will be able to open the remainder of its stores, including when they can be opened on more than a limited basis;

•	the currently unknowable duration of the COVID-19 pandemic;

•	the impact of governmental regulations that might be imposed in response to the pandemic;

•	potential changes in consumer behavior, including traffic through stores once they reopen; and

•	the deterioration in the economic conditions in North America, which potentially could have an impact on discretionary consumer spending.

ABL Credit Facility

In connection with this offering, we anticipate that our newly formed wholly-owned subsidiary, Macy’s Inventory Funding LLC (the “ABL Borrower”), and its parent, Macy’s Inventory Holdings LLC (the “ABL Parent”), will enter into an asset-based credit agreement (the “ABL Credit Facility”) with Bank of America, N.A., as administrative agent and collateral agent. We anticipate the ABL Credit Facility will provide the ABL Borrower with (i) a revolving credit facility (the “Revolving ABL Facility”), including a swingline sub-facility and a letter of credit sub-facility, and (ii) a bridge revolving credit facility of up to $300 million (the “Bridge Facility”). We anticipate that we will have approximately $3,000 million of revolving credit commitments taking into account commitments under the ABL Credit Facility and the revised availability under the Revolving Credit Facility. The Revolving ABL Facility is expected to have an accordion feature that will enable the ABL Borrower to request increases in the size of the facility up to an additional aggregate principal amount of $750 million. We anticipate that the ABL Parent will guarantee the ABL Borrower’s obligations under the ABL Credit Facility.

Prior to or substantially concurrently with closing the ABL Credit Facility, the ABL Borrower will purchase all presently owned existing inventory of MRH and certain of MRH’s operating subsidiaries that own and operate retail or department stores or sell merchandise online (collectively, the “Operating Companies”) and assume the liabilities in respect of all presently owned existing and outstanding trade payables owed to vendors in respect of such inventory. From and after closing the ABL Credit Facility, the Operating Companies will acquire all inventory from vendors in the ordinary course of business as the agent of and on behalf of the ABL Borrower. The ABL Borrower will consign all of its inventory to the Operating Companies for sale and will pay the Operating Companies a consignment commission for the sale of the consigned inventory and for operating expenses incurred related to the consigned inventory in accordance with a master agency, consignment and servicing agreement (the “Master Agency Agreement”). The ABL Credit Facility will be secured on a first priority basis (subject to customary exceptions) by (i) all assets of the ABL Borrower (subject to customary exceptions) including all such inventory and the proceeds thereof and (ii) the common equity of the ABL Borrower.

We anticipate the ABL Credit Facility will require (1) the Company and its restricted subsidiaries to maintain a fixed charge coverage ratio of at least 1.00 to 1.00 as of the end of any fiscal quarter on or after April 30, 2021 if (a) certain events of default have occurred and are continuing or (b) Availability plus Suppressed Availability (each as will be defined in the ABL Credit Facility) is less than the greater of (x) 10% of the Loan Cap (as will be defined in the ABL Credit Facility) and (y) $250 million, in each case, as of the end of such fiscal quarter and (2) the ABL Borrower, prior to April 30, 2021, to not permit Availability plus Suppressed Availability (each as will be defined in the ABL Credit Facility) to be lower than the greater of (x) 10% of the Loan Cap and (y) $250 million.

Amount borrowed under the ABL Credit Facility are expected to be subject to interest at a rate per annum equal to, at the ABL Borrower’s option, either (a) adjusted LIBOR plus a margin of 2.25% to 3.00% or (b) a base rate plus a margin of 1.25% to 2.00%, in each case depending on utilization and financial performance.  Additionally, we expect the ABL Credit Facility will contain customary borrowing conditions including a borrowing base.  We anticipate the borrowing base will be equal to the sum of (a) 80% (which shall automatically increase to 90% upon the satisfaction of certain conditions) of the net orderly liquidation percentage of eligible inventory, minus (b) customary reserves.

We anticipate the ABL Credit Facility will contain customary covenants that provide for, among other things, limitations on indebtedness, liens, fundamental changes, restricted payments, cash hoarding, and prepayment of certain indebtedness. We also anticipate that the ABL Credit Agreement will contain representations and warranties and events of default typical for credit agreements of this type.

We anticipate the Revolving ABL Facility will mature on May 9, 2024 and the Bridge Facility will mature December 30, 2020. We anticipate the ABL Credit Facility will permit the ABL Borrower to incur a “first-in, last-out” term loan facility that will share a lien with the Revolving ABL Facility and Bridge Facility or, at the ABL Borrower’s option, be structured as a junior lien credit facility.

We cannot ensure that we will be able to successfully syndicate and close the ABL Credit Facility on commercially acceptable terms or at all. The closing of this offering is conditioned upon the closing of the ABL Credit Facility.

Revolving Credit Facility

On May 9, 2019, Macy’s and MRH entered into a Credit Agreement (the “Revolving Credit Facility”). The Revolving Credit Facility provides for revolving credit borrowings and letters of credit in an aggregate amount not to exceed $1,500 million. The Revolving Credit Facility is unsecured. As noted above, MRH has borrowed the full $1,500 million under the Revolving Credit Facility.

In connection with this offering and the entry into ABL Credit Facility, we anticipate repaying all of the outstanding borrowings under the Revolving Credit Agreement with the net proceeds from this offering and cash on hand, and entering into an amendment to the Revolving Credit Facility. We anticipate the Revolving Credit Facility, as amended, will provide MRH, as borrower, with unsecured revolving credit in an aggregate amount not to exceed $100 million. We also anticipate that many of the representations and warranties, covenants, and events of default in the Revolving Credit Facility will be suspended or removed from the Revolving Credit Facility, as amended, pending further amendment.

Preliminary Estimated Unaudited Financial Results for the 13 Weeks Ended May 2, 2020

The data presented below reflects our preliminary estimated unaudited financial results for the 13 weeks ended May 2, 2020 based upon information available to us as of the date of this offering memorandum. The preliminary estimates set forth below are not a comprehensive statement of our financial results for the 13 weeks ended May 2, 2020. The review of our financial statements for the 13 weeks ended May 2, 2020 has not been completed. During the course of the preparation of our financial statements and related notes and the completion of the review for the 13 weeks ended May 2, 2020, additional adjustments to the preliminary estimated financial information presented below may be identified. Any such adjustments may be material. For these or other reasons, actual results for this period may differ materially from this preliminary estimated data. Additional factors that might cause actual results to differ include, but are not limited to, the matters described in “Risk Factors.”

Our independent registered public accounting firm, KPMG LLP, has not audited, reviewed, compiled or performed any procedures with respect to these preliminary estimated financial results for the 13 weeks ended May 2, 2020 and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Based upon information available to us as of the date of this offering memorandum, we expect the metrics set forth below for the 13 weeks ended May 2, 2020 to be within the ranges set out in the following table, as compared to the 13 weeks ended May 4, 2019.

	13 Weeks Ended May 2, 2020 (estimated)		13 Weeks Ended May 4, 2019 (actual)
($ in millions)	Low	High
Income Statement Data:
Net sales	$3,000	$3,030	$5,504
Operating income (loss)(1)	(1,110)	(905)	203
Net income (loss) (1)	(880)	(720)	136

	As of May 2, 2020 (estimated)	As of May 4, 2019 (actual)
Balance Sheet Data:
Cash and cash equivalents	$1,523	$737
Total debt	5,657	4,721

(1)	For the 13 weeks ended May 2, 2020, estimated operating loss excludes the pre-tax impact of the non-cash goodwill and long lived asset impairment charges that are expected to be incurred for such period; in addition net loss excludes the related tax impact of such pre-tax charges and the impacts of tax law changes resulting from the CARES Act. While the impairment charges are non-cash items, the impact on our reported results are expected to be material.

Our preliminary results for the 13 weeks ended May 2, 2020 reflect a significant reduction in gross margin and include a $300 million write down in the value of our inventory. We also experienced a slowdown in credit revenue due to slower recruitment of new loyalty customers in the absence of an in-store experience and some deterioration in repayment activity by our credit card customers.

We will be relying on the SEC’s Order under Section 36 of the Securities Exchange Act of 1934 Modifying Exemptions from the Reporting and Proxy Delivery Requirements for Public Companies dated March 25, 2020 (Release No. 34-88465) to delay filing our Quarterly Report on Form 10-Q for the quarterly period ended May 2, 2020 that is due June 11, 2020, due to circumstances related to COVID-19. We expect to file our Quarterly Report on Form 10-Q for the quarterly period ended May 2, 2020 no later than July 27, 2020, which is the first business day 45 days after the original due date.

Formations of PropCo and the Secured Guarantors, Real Property Conveyances and Master Lease

In connection with the Reorganization (as defined below), MRH and its subsidiaries plan to undertake a corporate reorganization and real property conveyance, which will result in the transfer of the Properties (as defined below) from MRH, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC and Macy’s West Stores, LLC, as the respective current owners of the Properties, to the Property Owners (as defined below) (the “PropCo Transfer”). MRH, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC and Macy’s West Stores, LLC will form the Property Owners as their respective wholly-owned subsidiaries. MRH, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC and Macy’s West Stores, LLC will convey the Properties to the Property Owners via recorded deeds and unrecorded bills of sale, and subsequently enter into a distribution and contribution agreement with Macy’s, Inc. and PropCo, whereby Macy’s Corporate Services, LLC, Bloomingdale’s, LLC and Macy’s West Stores, LLC will distribute their limited liability company interests in the Property Owners to MRH, and MRH will transfer 100% of the limited liability company interests in the Property Owners (the “Property Owner Interests”) to Macy’s, Inc., in consideration for Macy’s, Inc. assuming that certain Note, payable by MRH to West 34th Street Insurance Company, in the amount of $1.9 billion, with the balance of the transfer treated as a distribution, and Macy’s, Inc. will contribute the Property Owner Interests to PropCo. Macy’s, Inc. has formed PropCo as its wholly-owned subsidiary. As a result, the Property Owners will be wholly-owned subsidiaries of PropCo and own each of the Properties.

The Properties consist of (i) three of our urban iconic properties (Fulton Street, Brooklyn; Union Square, San Francisco; and State Street, Chicago), (ii) 35 stores located in select malls and (iii) ten distribution centers. Based on valuations conducted in May 2020, we estimate that these assets have a value of approximately $2.2 billion (assuming the properties are open and operating).

Following the PropCo Transfer, the Property Owners, as landlords, will enter into a single master lease (the “Master Lease”) with MRH, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC and Macy’s West Stores, LLC, as tenants, so that operations at the Properties will be controlled by MRH, Macy’s Corporate Services, LLC, Bloomingdale’s, LLC and Macy’s West Stores, LLC. Pursuant to the Master Lease, the tenants will lease all of the Properties from the Property Owners for a ten-year period, with two five-year renewal rights. The annual rent is anticipated to be approximately $150 million, and the Master Lease generally provides for terms consistent with those we include in our third-party leases.

Organizational Structure

In connection with the offering, MRH plans on undertaking a corporate reorganization involving it and its subsidiaries (the “Reorganization”) that is anticipated to involve the migration of MRH from a New York corporation to an entity governed by the laws of the state of Ohio. The Reorganization will involve a number of transactions, some of which may not be completed prior to the completion of the offering. We expect that the Reorganization will be substantially complete by the end of calendar year 2020.

The following diagram illustrates our organizational structure after giving effect to the Reorganization. The diagram is provided for illustrative purposes only and does not show all legal entities or obligations of such entities.

RISK FACTORS

The recent outbreak of COVID-19 has had and will continue to have a significant negative impact on the Company’s business and financial results.

In December 2019, there was an outbreak of COVID-19 in China that has since spread to the other regions of the world. The outbreak was subsequently labeled as a global pandemic by the World Health Organization in March 2020. As the pandemic continues to spread throughout the United States, businesses as well as federal, state and local governments have implemented significant actions to attempt to mitigate this public health crisis. Although the ultimate severity of the COVID-19 outbreak is uncertain at this time, the pandemic has had and will continue to have adverse impacts on the Company’s financial condition and results of operations, including, but not limited to:

•	On March 18, 2020, the Company temporarily closed all of its stores and subsequently furloughed the majority of its workforce. As different states and localities have begun to ease the regulations imposed to slow the spread of COVID-19, the Company has, in turn, recently begun to open a portion of its stores and expects to continue to do so over the coming weeks and months. The decision to reopen a store is driven by evaluating whether such decision is safe for the Company’s customers and employees as well as an evaluation of guidance provided by the federal, state and local governments. The duration of the impact of COVID-19 is highly uncertain. There may be further outbreaks which could require the Company to close recently reopened stores, or it may take longer than the Company expects for conditions to improve sufficiently to allow reopening of additional stores. As a result, there can be no assurance as to whether recently reopened stores can remain open, whether or when any additional stores will be reopened or whether further store closures may be required. The Company experienced, and expects to continue to experience, significant reductions and volatility in demand for its retail products as customers are not able to purchase merchandise due to illness, quarantine or government or self-imposed restrictions placed on the Company’s stores’ operations. Additionally, social distancing measures or changes in consumer spending behaviors due to COVID-19 may continue to impact traffic in stores after normal operations are resumed and such actions could result in a loss of sales and profit. In addition, the Company expects to be impacted by the deterioration in the economic conditions in North America, which could have an impact on discretionary consumer spending. Finally, a so-called second wave of COVID-19 could further delay the reopening of any of the Company’s stores and could also lead to further store closures. While it is premature to accurately predict the ultimate impact of these developments, the Company expects its results of operations will be adversely impacted in a significant manner.

•	The Company has experienced and will continue to experience temporary or long-term disruptions in its supply chain, as the outbreak has resulted in travel disruptions and has impacted manufacturing and distribution throughout the world. The receipt of products or raw material sourced from impacted areas has been and will continue to be slowed or disrupted in the coming months which could impact the fulfillment of merchandise orders from the Company’s brand partners. Furthermore, transportation delays and cost increases, more extensive travel restrictions, closures or disruptions of businesses and facilities or social, economic, political or labor instability in the affected areas, have impacted and will continue to impact the Company, its suppliers’ operations and its customers.

•	The Company has been and may continue to be required to change its plan for inventory receipts which could place financial pressure on its brand partners. Such actions may negatively impact relationships with brand partners or adversely impact their financial performance and position. If this occurs, current brand partners’ ability to meet their obligations to the Company may be impacted or the Company may also be required to identify new brand partner relationships.

•	The Company’s liquidity has been negatively impacted by the store closures and the Company is pursuing additional sources of financing. Obtaining such financing is not guaranteed and is largely dependent upon market conditions and other factors. Further actions may be required to improve the Company’s cash position, including but not limited to, monetizing Company assets, elongating employee furloughs, and foregoing capital expenditures and other discretionary expenses. Failure to obtain additional financing or enhance the Company’s liquidity could lead to default on its current financing arrangements and impact the Company’s ability to meet its obligations as they come due.

The Company cannot foresee whether the outbreak of COVID-19 will be effectively contained, nor can it predict the severity and duration of its impact. As such, impacts of COVID-19 to the Company are highly uncertain and the Company will continue to assess the financial impacts. The disruption to the global economy and to the Company’s business may lead to triggering events that may indicate that the carrying value of certain assets, including inventories, accounts receivables, long-lived assets, intangibles, and goodwill, may not be recoverable.

The extent of the impact of COVID-19 on the Company’s operations and financial results depends on future developments and is highly uncertain due to the unknown duration and severity of the outbreak. The situation is changing rapidly and future impacts may materialize that are not yet known.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.